Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179650

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 6, 2013

Prospectus supplement

(To prospectus dated February 23, 2012)

10,000,000 Shares

Colfax Corporation

Common Stock

We are offering 7,000,000 shares of common stock to be sold in this offering. The selling stockholders identified in this prospectus are offering an additional 3,000,000 shares of common stock to be sold in this offering. We will not receive any of the net proceeds from the sale of the shares of common stock being sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CFX.” On May 3, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $45.82 per share.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds to the selling stockholders	$	$

We have granted the underwriters an option to purchase up to an additional 500,000 shares from us and the selling stockholders have granted the underwriters an option to purchase up to an additional 1,000,000 shares from them at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $         and the total proceeds, before expenses, to us will be $            .

Investing in our common stock involves certain risks. Before buying any shares, you should read this prospectus supplement, the related prospectus and all information incorporated by reference herein, including the discussion of material risks of investing in our common stock in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting (Conflicts of Interest).” Delivery of the shares of common stock will be made on or about May    , 2013.

Sole Bookrunner

Deutsche Bank Securities

The date of this prospectus is May    , 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling stockholders and underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders and underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page S-32 of this prospectus supplement and page 1 of the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Colfax,” “we,” “us” and “our” refer to Colfax Corporation and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement and the documents incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding: projections of revenue, profit margins, expenses, tax provisions and tax rates, earnings or losses from operations, impact of foreign exchange rates, cash flows, pension and benefit obligations and funding requirements, synergies or other financial items; plans, strategies and objectives of management for future operations including statements relating to potential acquisitions, compensation plans or purchase commitments; developments, performance or industry or market rankings relating to products or services; future economic conditions or performance; the outcome of outstanding claims or legal proceedings including asbestos-related liabilities and insurance coverage litigation; potential gains and recoveries of costs; assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “anticipate,” “should,” “would,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “targets,” “aims,” “seeks,” “sees,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the following:

•	changes in the general economy, as well as the cyclical nature of the markets we serve;

•	our ability to identify, finance, acquire and successfully integrate attractive acquisition targets;

•	our ability to successfully integrate Charter International plc (“Charter”);

•	our exposure to unanticipated liabilities resulting from acquisitions;

•	our ability and the ability of our customers to access required capital at a reasonable cost;

•	our ability to accurately estimate the cost of or realize savings from our restructuring programs;

•	the amount of and our ability to estimate our asbestos-related liabilities;

•	the solvency of our insurers and the likelihood of their payment for asbestos-related costs;

•	material disruptions at any of our manufacturing facilities;

•

noncompliance with various laws and regulations associated with our international operations, including anti-bribery laws, export control regulations and U.S. sanctions and embargoes on certain foreign countries;

•	risks associated with our international operations;

•	risks associated with the representation of our employees by trade unions and work councils;

•	our exposure to product liability claims;

•	failure to maintain and protect our intellectual property rights;

•	the loss of key members of our leadership team;

•	restrictions in our credit agreement with Deutsche Bank AG New York Branch and certain other lender parties named therein that may limit our flexibility in operating our business;

•	impairment in the value of intangible assets;

•	the funding requirements or obligations of our defined benefit pension plans and other post-retirement benefit plans;

•	significant movements in foreign currency exchange rates;

•	availability and cost of raw materials, parts and components used in our products;

•	service interruptions, data corruption, cyber-based attacks or network security breaches affecting our information technology infrastructure;

•	risks arising from changes in technology;

•	the competitive environment in our industry;

•	changes in our tax rates or exposure to additional income tax liabilities;

•	our ability to manage and grow our business and execution of our business and growth strategies;

•	the level of capital investment and expenditures by our customers in our strategic markets;

•	our financial performance; and

•	other risks and factors, listed in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012.

Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. These forward-looking statements speak only as of the date they are made. We do not assume any obligation and do not intend to update any forward-looking statement except as required by law. See Item 1A. Risk Factors in Part I of our Annual Report on Form 10-K for the year ended December 31, 2012 for a further discussion regarding some of the reasons that actual results may be materially different from those that we anticipate.

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of our common stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully our common stock as well as other considerations that are important to you in making a decision to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-11 of this prospectus supplement, and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2012 to determine whether an investment in our common stock is appropriate for you. This prospectus supplement and the accompanying prospectus include forward-looking statements that involve risks and uncertainties.

Overview

We are a diversified global industrial manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, ESAB and Colfax Fluid Handling brand names. Our business has been built through a series of acquisitions, as well as organic growth, since its founding in 1995. We seek to build an enduring premier global enterprise by applying the Colfax Business System (“CBS”) to pursue growth in revenues and improvements in operating margins and cash flow.

We began with a series of acquisitions in the fluid-handling and mechanical power transmission sectors, most notably those of IMO and Allweiler in 1997 and 1998, respectively. In 2004 we divested our mechanical power transmission operations and focused on fluid handling. Over the subsequent seven years, we made six strategic acquisitions in this sector: Lubrication Systems Company, Fairmount Automation, Inc., PD-Technik Ingenieurbüro GmbH, Baric Group, Rosscor Holding, B.V. and COT-Puritech, Inc.

On January 13, 2012, we closed the acquisition of Charter (the “Charter Acquisition”), which transformed Colfax from a fluid-handling business into a multi-platform enterprise with a strong global footprint. We expect that this acquisition will:

•	enhance our business profile by providing a meaningful recurring revenue stream and considerable exposure to emerging markets;

•	enable Colfax to benefit from strong secular growth drivers, with a balance of short- and long-cycle businesses; and

•	provide an additional growth platform in the fragmented fabrication technology industry, while broadening the scope of our fluid-handling platform to include air- and gas-handling products.

Following the Charter Acquisition, we announced three additional acquisitions that we expect will grow and strengthen our business:

•	In May 2012, we acquired the remaining ownership of CJSC Sibes, a less than wholly owned Russian subsidiary in which the Company did not have a controlling interest.

•	In September 2012, we acquired Co-Vent Group Inc., a leading supplier of industrial fans based in Quebec, Canada.

•	In October 2012, we acquired approximately 91% of Soldex S.A. (“Soldex”), a leading South American supplier of welding products.

We employ a comprehensive set of tools that we refer to as CBS. CBS, modeled on the Danaher Business System, is our business management system. It is a repeatable, teachable process that we use to create superior value for our customers, shareholders and associates. Rooted in our core values, it is our culture. CBS provides the tools and techniques to ensure that we are continuously improving our ability to meet or exceed customer requirements on a consistent basis.

Each year, Colfax associates in every business are asked to develop aggressive strategic plans which are based on the Voice of the Customer. In these plans, we are very clear about our market realities, our threats, our risks, our opportunities and most importantly, our vision forward. Execution and measurement of our plans is important to the process. Our belief is that when we use the tools of CBS to drive the implementation of these plans, we are able to uniquely provide the customer with the world class quality, delivery, cost and growth they require. And that performance, we believe, is what ultimately helps our customers and Colfax grow and succeed on a sustainable basis.

Operating Segments

We operate our Company through two distinct operating segments: Gas and Fluid Handling, consisting of Charter’s Howden business and the legacy Colfax Fluid Handling; as well as Fabrication Technology, consisting of Charter’s ESAB business.

Gas and Fluid Handling

Our gas- and fluid-handling segment is a global supplier of a broad range of products, including pumps, fluid-handling systems and controls, specialty valves, heavy-duty centrifugal and axial fans, rotary heat exchangers and gas compressors, which serves customers in the power generation, oil, gas and petrochemical, mining, marine (including defense) and general industrial and other end markets.

Our gas-handling products are principally marketed under the Howden brand name, and are manufactured and engineered in facilities located in Asia, Europe, North and South America, Australia and Africa. Our fluid-handling products are marketed principally under the Colfax Fluid Handling brand name, as well as a portfolio of brands, including Allweiler, Imo and Total Lubrication Management. We manufacture and assemble our fluid-handling products at locations in Europe, North America and Asia.

Our gas- and fluid-handling products and services are generally sold directly, though independent representatives and distributors are also used.

Fans

Howden fans primarily consist of heavy-duty axial, centrifugal and industrial cooling fans. Axial fans include non-variable pitch, variable pitch, OEM and mixed flow axial fans. Centrifugal fans consist of custom engineered, pre-engineered and OEM centrifugal fans. Ranging in diameter from 200mm to over 5m, and with a variety of impeller designs, control systems and layout options, our fans form a comprehensive series of axial and centrifugal fans to satisfy virtually all industrial applications. Howden industrial cooling fans are designed for cooling towers, heat exchangers and steam condensers. They range in size from fans for packaged cooling systems to fans up to 25m diameter for cooling towers. Each of our cooling fan designs has its own unique characteristics in terms of efficiency, noise levels and application. We have developed our cooling fans over the last 50 years, and we believe that we offer the most reliable and quietest cooling fans available. We have fans operating in over 90 countries in a wide range of applications and uses that require the movement of large volumes of air in harsh applications, including the world’s largest power stations and latest high-speed locomotives. We believe that the experience gained from our wide range of applications is beneficial to our global engineers in meeting customer specifications.

Compressors

Howden process compressors and complete compressor packages are used in the petroleum, petrochemical, refrigeration and other markets where performance and reliability are crucial. Our product line includes screw, piston (reciprocating) and diaphragm process gas compressors as well as highly efficient turbo blowers and compressors capable of the most demanding end market conditions. Howden designed and supplied the first diaphragm compressor and was the first company to commercialize screw compressor technology.

Rotary Heat Exchangers

Rotary regenerative heat exchangers provide a compact, cost effective and reliable solution for heat recovery in power plant and flue gas desulphurization systems. With over 80 years of experience, Howden supplies highly efficient and reliable air preheaters for power boiler applications, rotary regenerative heat exchangers and replacement element baskets for rotary regenerative heat exchangers.

Pumps

Rotary Positive Displacement Pumps—We believe that we are a leading manufacturer of rotary positive displacement pumps with a broad product portfolio and globally recognized brands. Rotary positive displacement pumps consist of a casing containing screws, gears, vanes or similar components that are actuated by the relative rotation of that component to the casing, which results in the physical movement of the liquid from the inlet to the discharge at a constant rate. Positive displacement pumps generally offer precise, quiet and highly efficient transport of viscous fluids.

Specialty Centrifugal Pumps—Centrifugal pumps use the kinetic energy imparted by rotating an impeller inside a configured casing to create pressure. While traditionally used to transport large quantities of thin liquids, our centrifugal pumps use specialty designs and materials to offer customers high quality, reliability and customized solutions for a wide range of viscosities, temperatures and applications. We position our specialty centrifugal pumps for applications where customers clearly recognize our brand value or in markets where centrifugal and rotary pumps are complimentary.

Fluid-Handling Systems

We manufacture complete fluid-handling systems used primarily in the oil and gas, power generation, commercial marine and global defense markets. We offer turnkey systems and support, including design, manufacture, installation, commission and service. Our systems include:

•	lubrication systems, which are used in rotating equipment in oil refineries and other process industries;

•	custom designed packages used in crude oil pipeline applications;

•	lubrication and fuel forwarding systems used in power generation turbines;

•	complete packages for commercial marine engine rooms; and

•	fire suppression systems for navy applications.

Specialty Valves

Our specialty valves are used primarily in naval applications. Our valve business has specialized machining, welding and fabrication capabilities that enable us to serve as a supplier to the U.S. Navy. In addition to designing and manufacturing valves, we also offer repair and retrofit services for products manufactured by other valve suppliers through our aftermarket support centers located in Virginia Beach, Virginia and Chula Vista, California.

Total Lubrication Management

Our total lubrication management offering provides lubrication system equipment and services to customers in end markets where lubrication system performance is critical, including: petroleum, petrochemical, natural gas and power generation. Our products include LubriMist® oil mist generators, Mistlock™ bearing lubrication cartridges and ThermoJet® oil purifiers. Our services include high velocity oil flushing, leakage oil reclamation and condition monitoring.

Fabrication Technology

We formulate, develop, manufacture and supply consumable products for use in the cutting and joining of steels, aluminum and other metals and metal alloys. For the year ended December 31, 2012, welding consumables represented approximately 39% of our total Net sales. Our fabrication technology products are principally marketed under the ESAB brand name, which we believe is a leading international welding company with roots dating back to the invention of the welding electrode. ESAB’s comprehensive range of welding consumables includes electrodes, cored and solid wires and fluxes. ESAB’s fabrication technology equipment ranges from portable units to large custom systems. Products are sold into a wide range of end markets, including wind power, shipbuilding, pipelines, mobile/off-highway equipment and mining.

Many of ESAB’s manufacturing facilities are located in low cost locations, in particular Central and Eastern Europe, South America and Asia. Our fabrication technology products are sold both through independent distributors and direct salespeople, depending on geography and end market.

Our Growth Strategy

We believe that we are well positioned to grow our businesses organically over the long term by enhancing our product offerings, expanding our customer base and broadening our geographic reach. We intend to do so using the following strategies:

•

Apply CBS to Drive Profitable Sales Growth and Increase Shareholder Value.    The core element of our management philosophy is CBS, which we implement in each of our businesses. CBS is a strategic planning and execution methodology designed to achieve world-class excellence in all aspects of our business. CBS focuses our organization on continuous improvement and performance goals by empowering our associates to develop innovative strategies to meet customer needs. Rather than a static process, CBS continues to evolve as we benchmark ourselves against best-in-class industrial companies.

•

Execute Market-Focused Strategies.    We believe that our key served markets are attractive due to their ongoing capital expenditure requirements, growth rates and global nature. We intend to develop and execute strategies in our various businesses focused on strengthening our position in these key markets.

•

Target Fast-Growing Regions by Leveraging Our Global Manufacturing, Sales and Distribution Network.    As our customers have become increasingly global in scope, we have increased our global reach to serve our customers by maintaining a local presence in numerous markets and investing in sales and marketing capabilities worldwide. We intend to continue to utilize our strong global presence and worldwide network of salespeople and distributors to capitalize on growth opportunities by selling regionally developed and/or marketed products and solutions throughout the world.

•

Develop New Products, Applications and Technologies.    We will continue to engineer our key products to meet the needs of new and existing customers and also to improve our existing product offerings to strengthen our market position.

•

Grow Our Offerings of Systems and Solutions.    We will continue to provide high-value added gas and fluid handling solutions, as well as fabrication technology offerings, by utilizing our engineering and application expertise and our brand recognition and sales channels to drive incremental revenue. Part of our strategy is to continue to seek a greater share of overall project value by providing complete systems and solutions, particularly where we control or influence project design.

•

Continue to Pursue Strategic Acquisitions that Complement our Platform.    We expect to continue to grow as a result of strategic acquisitions. We believe that the fragmented nature of our industries presents substantial consolidation and growth opportunities for companies with access to capital and the management expertise to execute a disciplined acquisition and integration program. We believe that we can continue to identify a number of attractive acquisition candidates in the future and that strategic acquisition growth will give us a competitive advantage over small competitors through greater purchasing power, a larger global sales and distribution network and a broader portfolio of products and services. Additionally, we believe that the extensive experience of our leadership team in acquiring and effectively integrating acquisition targets should enable us to capitalize on these opportunities as they arise.

General

We were organized as a Delaware corporation in 1998. Our principal executive offices are located at Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759. Our telephone number is (301) 323-9000. Our corporate website address is www.colfaxcorp.com. Except for the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under the “Incorporation by Reference” heading, the information and other content contained on our website are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

Conflict of Interest

As described in “Use of Proceeds,” the net proceeds from this offering may be used to repay indebtedness, including indebtedness under our senior credit facility. Because certain affiliates of the underwriters are lenders under our senior credit facility and because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of one or more underwriters, which underwriter or underwriters are participating in this offering and are members of the Financial Industry Regulatory Authority (“FINRA”), this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

Recent Developments

On April 23, 2013, we and BDT CF Acquisition Vehicle, LLC (the “BDT Investor”) amended our Certificate of Designations (as amended, the “Series A Certificate of Designations”) of Series A Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) to eliminate the right of the Series A Preferred Stock to share proportionately in any dividends or distributions made in respect of our common stock. The BDT Investor is the sole holder of all issued and outstanding shares of our Series A Preferred Stock. Effective April 23, 2013, our Series A Preferred Stock is no longer considered a participating security and Net income per share—diluted will be calculated under the “if-converted” method. There is no cash impact of this change as we have not declared any dividends on common stock since the Charter Acquisition and have no current intention of declaring any dividends.

On February 22, 2013, we amended our credit agreement and effectively reduced the weighted-average interest rate of borrowings under the amended credit agreement to 2.81% as of the end of the first quarter. As of March 29, 2013, there was $491.9 million available on the revolving credit sub-facilities, including $191.9 million available on a letter of credit sub-facility.

THE OFFERING

Common stock offered by us:	7,000,000 shares of common stock.

Common stock offered by the selling stockholders:	3,000,000 shares of common stock.

Option to purchase additional shares:	To the extent that the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 500,000 shares from us and an additional 1,000,000 shares from the selling stockholders, in each case at the initial price to public less the underwriting discount.

Common stock outstanding immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares from us and the selling stockholders:	101,126,135 shares of common stock.

Common stock outstanding immediately after this offering assuming full exercise of the underwriters’ option to purchase additional shares from us and the selling stockholders:	101,626,135 shares of common stock.

Use of proceeds after expenses:	We estimate that the net proceeds of this offering to us will be $ , or $ if the underwriters exercise their option to purchase additional shares in full. We expect to use the proceeds from the sale of the common stock for general corporate purposes. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”

New York Stock Exchange symbol:	CFX

The number of shares of common stock that will be outstanding immediately after this offering is based on 94,126,135 shares outstanding as of May 3, 2013 and the issuance by us of 7,000,000 shares of our common stock in this offering. Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes shares of our common stock issuable by us pursuant to the exercise of the underwriters’ option to purchase additional shares, 6,512,776 shares of our common stock reserved for future issuance under our equity incentive plan and 12,173,291 shares of our common stock issuable upon conversion of our Series A Preferred Stock.

RISK FACTORS

Investing in our common stock involves risks, including the risks described below that are specific to our common stock and those that could affect us and our business. You should not purchase shares of our common stock unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any shares of our common stock, you should consider carefully the risks and other information in this prospectus supplement and the accompanying prospectus and carefully read the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2012.

Risks Relating to Our Common Stock

The issuances of additional common and preferred stock or the resale of previously restricted common stock may adversely affect the market price of our common stock.

In connection with the Charter Acquisition, we issued a total of 20,182,293 shares of our common stock to the BDT Investor, Mitchell P. Rales, Steven M. Rales and Markel Corporation (collectively, the “Investors”) and 13,877,552 shares of our Series A Preferred Stock, which are initially convertible into an additional 12,173,291 shares of our common stock, to the BDT Investor. Pursuant to registration rights agreements we entered into with the Investors in January 2012 (the “2012 Registration Rights Agreements”), the Investors and their permitted transferees have registration rights for the resale of the shares of our common stock acquired as a result of the Charter Acquisition and, with respect to the BDT Investor, shares of our common stock issuable upon conversion of the Series A Preferred Stock. In April 2012, we filed a prospectus supplement under which the Investors may resell these shares. In addition, Mitchell P. Rales and Steven M. Rales have registration rights for the resale of certain shares of our common stock pursuant to a registration rights agreement entered into in 2003 and amended in 2013 (the “2003 Registration Rights Agreement,” and together with the 2012 Registration Rights Agreements, the “Registration Rights Agreements”). These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our common stock available for public trading. Sales by the BDT Investor, Markel Corporation, Mitchell P. Rales or Steven M. Rales or their permitted transferees of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

In March 2012, we sold 9,000,000 shares of newly issued common stock to underwriters for public resale pursuant to a shelf registration statement. Under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), there are additional authorized shares of our common stock, which, if subsequently issued, could have a further dilutive effect on our outstanding common stock.

Our Certificate of Incorporation contains provisions that grant the BDT Investor certain rights which may limit our flexibility in operating our business.

So long as the BDT Investor and its permitted transferees beneficially own, in the aggregate, at least 50% of the Series A Preferred Stock issued to the BDT Investor under the securities purchase agreement with the BDT Investor (the “BDT Purchase Agreement”), the BDT Investor’s written consent is required in order for us to take certain corporate actions, including:

•	the incurrence of certain indebtedness (excluding certain permitted indebtedness) if the ratio of such indebtedness to EBITDA (as defined in our credit agreement with Deutsche

Bank AG New York Branch and certain other lender parties named therein) exceeds certain specified ratios, measured by reference to the last twelve-month period for which financial information is reported by us (pro forma for acquisitions during such period);

•	the issuance of any shares of preferred stock;

•

any change to our dividend policy or the declaration or payment of any dividend or distribution on any of our stock ranking subordinate or junior to the Series A Preferred Stock with respect to the payment of dividends and distributions (including our common stock) under certain circumstances;

•	any voluntary liquidation, dissolution or winding up of Colfax;

•	any change in our independent auditor;

•	the election of anyone other than Mitchell P. Rales as Chairman of our Board of Directors;

•	any acquisition of another entity or assets for a purchase price exceeding 30% of our equity market capitalization;

•

any merger, consolidation, reclassification, joint venture or strategic partnership or similar transaction, or any disposition of any assets (excluding sale/leaseback transactions and other financing transactions in the ordinary course of business) of Colfax if the value of the resulting entity, level of investment by Colfax or value of the assets disposed, as applicable, exceeds 30% of our equity market capitalization;

•	any amendments to our organizational or governing documents, including our Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”); and

•	any change in the size of our Board of Directors.

Our Certificate of Incorporation also provides that, so long as the BDT Investor and certain permitted transferees beneficially own at least 10% of our common stock (on a fully diluted basis), the BDT Investor’s written consent is required to alter, amend or repeal the provisions of our Certificate of Incorporation, which sets forth the authorized number of members of our Board of Directors and the BDT Investor’s nomination rights in respect of members of our Board of Directors. The above factors could limit our financial and operational flexibility, and as a result could have a material adverse effect on our business, financial condition and results of operations.

The BDT Investor may exercise significant influence over us, including through its ability to nominate up to two members of our Board of Directors.

The shares of our Series A Preferred Stock owned by the BDT Investor represent approximately 13% of the voting rights in respect of our issued share capital. Our Certificate of Incorporation provides that the BDT Investor’s consent is required before we may take certain actions for so long as the BDT Investor and its permitted transferees beneficially own in the aggregate at least 50% of the Series A Preferred Stock issued pursuant to the BDT Purchase Agreement. As a result, the BDT Investor may have the ability to significantly influence the outcome of any matter submitted for the vote of our shareholders. The BDT Investor may have interests that diverge from, or even conflict with, our interests and those of our other shareholders.

Our Certificate of Incorporation also provides that the BDT Investor will have the right to exclusively nominate (1) two out of eleven directors to our Board of Directors so long as the BDT Investor and its permitted transferees beneficially own, in the aggregate, more than 20% of our outstanding common stock (calculated on a fully diluted basis, assuming conversion of the Series A Preferred Stock at the then-existing conversion price), with one of its nominees to serve on the Audit Committee of our Board of Directors and one of its nominees to serve on the Compensation Committee of our Board of Directors, and (2) one out of ten directors to our Board of Directors so long as the BDT Investor and its permitted transferees beneficially own in the aggregate less than 20% but more than 10% of our outstanding common stock (calculated on a fully diluted basis, assuming conversion of the Series A Preferred Stock at the then-existing conversion price), with such nominee to serve on the Audit Committee and the Compensation Committee of our Board of Directors. Further, so long as the BDT Investor and certain permitted transferees beneficially own at least 10% of our common stock (calculated on a fully diluted basis, assuming conversion of the Series A Preferred Stock at the then-existing conversion price), the BDT Investor’s written consent is required to alter, amend or repeal the provisions of our Certificate of Incorporation which sets forth the authorized number of members of our Board of Directors and the BDT Investor’s nomination rights in respect of members of our Board of Directors.

In addition, the percentage of our common stock owned by the BDT Investor, Mitchell P. Rales and Steven M. Rales and the governance rights of the BDT Investor could discourage a third party from proposing a change of control or other strategic transaction concerning us.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of us, which could decrease the value of our shares.

Our Certificate of Incorporation, Bylaws, and Delaware law contain provisions that may make it difficult for a third-party to acquire us without the consent of our Board of Directors. These provisions include prohibiting shareholders from taking action by written consent, prohibiting special meetings of shareholders called by shareholders and prohibiting shareholder nominations and approvals without complying with specific advance notice requirements. In addition, our Board of Directors has the right to issue preferred stock without shareholder approval, which our Board of Directors could use to effect a rights plan or “poison pill” that could dilute the stock ownership of a potential hostile acquirer and may have the effect of delaying, discouraging or preventing an acquisition of us. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of its outstanding voting stock.

The market price of our common stock may experience a high level of volatility.

Stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance.

USE OF PROCEEDS

We estimate that the net proceeds of this offering to us will be approximately $            , or $         if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and our estimated expenses of the offering.

We intend to use the proceeds of this offering for general corporate purposes. General corporate purposes may include acquisitions, repayment of debt, additions to working capital and capital expenditures. Net proceeds may be temporarily invested prior to deployment for their intended purposes.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table, which was prepared based on information supplied to us by the selling stockholders, sets forth the name of each of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders and the number of shares to be offered by each of the selling stockholders pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common stock by each of the selling stockholders as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus supplement. The ownership percentage indicated in the following table is based on 94,126,135 outstanding shares of our common stock as of May 3, 2013.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, restricted stock or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus supplement. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Pursuant to the Certificate of Incorporation, the BDT Investor has consent rights over certain corporate actions, including (i) mergers, consolidations or similar transactions exceeding specified thresholds and (ii) the election of anyone other than Mitchell P. Rales as Chairman of Colfax Corporation’s Board of Directors, for so long as the BDT Investor and its permitted transferees beneficially own at least 50% of the Series A Preferred Stock, and the right to appoint up to two members of Colfax Corporation’s Board of Directors depending on its beneficial ownership of Colfax Corporation’s securities from time to time. The BDT Investor and the selling stockholders are controlled, directly or indirectly, by Byron D. Trott and BDTP GP, LLC (“BDTP”), of which Mr. Trott is the sole member. In addition, San W. Orr, III, the Chief Operating Officer of BDT Capital Partners, LLC (“BDT CP”), is a member of Colfax Corporation’s Board of Directors. BDT & Company, LLC, an entity under common control with the selling stockholders, served as financial advisor and placement agent to Colfax Corporation in connection with the Charter Acquisition.

	Beneficial Ownership Before Offering		Shares Being Offered	Shares Being Offered in Over- Allotment Option	Beneficial Ownership After Offering Assuming No Exercise of Over- Allotment Option		Beneficial Ownership After Offering Assuming Full Exercise of Over-Allotment Option
Name	Shares	Percent			Shares	Percent	Shares	Percent
BDT Capital Partners Fund I, L.P.(1)	5,776,368	6.1%	2,101,382	700,460	3,674,986	3.6%	2,974,526	2.9%
BDT Capital Partners Fund I-A, L.P.(1)	1,059,670	1.1%	385,460	128,487	674,110	0.7%	545,623	0.5%
BDT Capital Partners Annex Fund I, L.P.(1)	833,333	0.9%	303,158	101,053	530,175	0.5%	429,122	0.4%
BDT Capital Partners Annex Fund I-A, L.P.(1)	251,736	0.3%	91,579	30,526	160,157	0.2%	129,631	0.1%
BDTCP Investments I, LLC(2)	325,521	0.3%	118,421	39,474	207,100	0.2%	167,626	0.2%

(1)	These shares are directly beneficially owned by this selling stockholder. This selling stockholder has the sole power to vote or to direct the vote, and to dispose or to direct the disposition of, the shares of common stock beneficially owned by it. Byron D. Trott is the sole member of BDTP, which is the managing member of BDT CP. BDT CP is the manager of BDTCP GP I, LLC (“BDTCP GP I”), which is the general partner of this selling stockholder. Each of Mr. Trott, BDTP, BDT CP and BDTCP GP I, by virtue of his or its direct or indirect control of this selling stockholder, may be deemed to beneficially own the shares of common stock held by this selling stockholder, but each of Mr. Trott and BDTP disclaims beneficial ownership of such securities.

(2)	These shares are directly beneficially owned by this selling stockholder. This selling stockholder has the sole power to vote or to direct the vote, and to dispose or to direct the disposition of, the shares of common stock beneficially owned by it. Each of Mr. Trott and BDTP, by virtue of his or its indirect control of this selling stockholder, may be deemed to beneficially own the shares of common stock held by this selling stockholder, but each of Mr. Trott and BDTP disclaims beneficial ownership of such securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our Certificate of Incorporation, Bylaws and the Series A Certificate of Designations are summaries and are qualified by reference to the Certificate of Incorporation, Bylaws and Series A Certificate of Designations.

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.001 par value per share and 20,000,000 shares of preferred stock, $0.001 par value per share. As of May 3, 2013, there were 94,126,135 shares of common stock and 13,877,552 shares of Series A Preferred Stock outstanding.

Common Stock

Subject to the rights of the holders of any series of preferred stock (including the Series A Preferred Stock), the holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise its vote either in person or by proxy. Subject to any preferences to which holders of shares of preferred stock (including Series A Preferred Stock) may be entitled, the holders of outstanding shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event that we liquidate, dissolve or wind up, the holders of outstanding shares of common stock are entitled to share ratably in all of our assets which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of preferred stock (including the Series A Preferred Stock) may be entitled. The holders of outstanding shares of common stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of common stock are, and upon issuance and sale as contemplated hereby the shares to be issued in the offering will be, duly authorized, validly issued, fully paid and nonassessable.

The BDT Investor has the right to exclusively nominate for election to our Board of Directors and certain of its committees:

•	two of 11 directors for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, more than 20% of our outstanding common stock; and

•	one of 10 directors for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, equal to or less than 20% but more than 10% of our outstanding common stock;

in each case calculated in accordance with our Certificate of Incorporation and subject to applicable law and New York Stock Exchange Listed Company Manual rules. In addition, for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, more than 10% of our outstanding common stock, the written consent of the BDT Investor is required to alter, amend or repeal the provisions of Article 5.1 of the Certificate of Incorporation, which sets forth the authorized number of members of the Board of Directors and the BDT Investor’s nomination rights in respect of members of the Board of Directors.

Preferred Stock

Our Certificate of Incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, in one or more series and containing the rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights or sinking fund rights, as may from time to time be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or other matters as the Board of Directors deems to be appropriate. In the event that any shares of preferred stock shall be issued, a certificate of designation, setting forth the series of the preferred stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having preferred stock authorized is that our Board of Directors alone, within the bounds of and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control of our company.

Series A Perpetual Convertible Preferred Stock

The Series A Certificate of Designations was filed with the Secretary of the State of Delaware on January 24, 2012 and amended on April 23, 2013. The Series A Preferred Stock is convertible into shares of common stock and carries certain preferred voting, dividend, liquidation, pre-emptive and other rights.

Voting Rights

Each share of Series A Preferred Stock entitles its holder to vote on all matters submitted to the holders of the common stock, voting together as a single class. Each share of Series A Preferred Stock entitles its holder to cast the number of votes equal to the number of votes which could be cast by a holder of the shares of common stock into which such holder’s share of Series A Preferred Stock is convertible as of the record date of the relevant vote. In addition, the affirmative vote or consent of more than 50% of the shares of Series A Preferred Stock, voting separately as a class, is required to approve any

•

amendment of the Certificate of Incorporation, the Bylaws, the Series A Certificate of Designations or any document amendatory or supplemental thereto that would adversely affect the rights of the Series A Preferred Stock or

•	other action for which a vote of the Series A Preferred Stock, voting separately as a class, is required by law.

The BDT Investor has consent rights over certain corporate actions, including mergers, consolidations or similar transactions exceeding specified thresholds, and the election of anyone other than Mitchell P. Rales as Chairman of the Board of Directors, for so long as the BDT Investor beneficially owns at least 50% of the Series A Preferred Stock and the right to appoint up to two members of our Board of Directors depending on its beneficial ownership of our securities from time to time.

Conversion; Redemption

Pursuant to the Series A Certificate of Designations, the Series A Preferred Stock is convertible, in whole or in part, at the option of the holders thereof at any time after the date the shares of Series A Preferred Stock are issued into fully paid and nonassessable shares of common stock at a conversion rate determined by dividing the liquidation preference (defined as $24.50, subject to customary anti-dilution adjustments, the “Liquidation Preference”) by a number equal to 114% of the Liquidation Preference, subject to adjustment as set forth in the Series A Certificate of Designations (the “Conversion Rate”). The initial conversion price of the

Series A Preferred Stock is $27.93, which is subject to adjustment in customary circumstances. At the initial conversion price, the 13,877,552 shares of Series A Preferred Stock issued to the BDT Investor are convertible into 12,173,291 shares of common stock. The Series A Preferred Stock is also convertible, in whole or in part, at our option on or after the third anniversary of the issuance of the shares of Series A Preferred Stock into shares of common stock at the Conversion Rate if, among other things:

•

for the preceding thirty trading days, the closing price of our common stock on the New York Stock Exchange exceeds 133% of the applicable conversion price, calculated by dividing the Liquidation Preference by the then-applicable Conversion Rate; and

•	we have declared and paid or set apart for payment all accrued but unpaid dividends on the Series A Preferred Stock.

In the event of conversion of only part of the outstanding shares of the Series A Preferred Stock, the shares to be redeemed shall be selected pro rata. We are required to reserve a sufficient number of shares of our authorized common stock for the purpose of effecting the conversion of all outstanding Series A Preferred Stock.

In addition, we have the option to redeem all (but not less than all) of the outstanding Series A Preferred Stock under certain circumstances in return for a cash payment equal, on a per share basis, to the greater of (i) the Liquidation Preference and (ii) the U.S. dollar amount equal to the Liquidation Preference divided by the Conversion Rate.

Preferred Dividend and Liquidation Rights; Ranking

Under the terms of the Series A Preferred Stock set forth on the Series A Certificate of Designations, holders are entitled to receive cumulative cash dividends, payable quarterly, at a per annum rate of 6% of the Liquidation Preference, provided that the dividend rate shall be increased to a per annum rate of 8% if we fail to pay the full amount of any dividend required to be paid on such shares until the date that full payment is made. Neither we nor our subsidiaries shall declare or pay any dividends or other distributions in respect of the common stock or any other class of our stock ranking lower than the Series A Preferred Stock with respect to dividends and distributions, unless all accrued but unpaid dividends have been declared and paid (or sums have been set apart for payment) on the Series A Preferred Stock.

Holders are also entitled, upon liquidation, dissolution or winding-up of our company, to receive payment out of the assets of the company legally available equal to the greater of (i) the Liquidation Preference or (ii) the amount such holder would have received had each share of Series A Preferred Stock been converted into common stock immediately prior to the liquidation, dissolution or winding-up before any distribution is made to the holders of common stock or other capital stock ranking junior or subordinated to the Series A Preferred Stock with respect to the payment of dividends or distributions. Prior to the conversion or redemption or retirement and cancellation of all shares of the Series A Preferred Stock, we may not issue any capital stock ranking equal or senior to the Series A Preferred Stock with respect to the payment of dividends or distributions, or authorize any additional shares of Series A Preferred Stock.

Pre-emptive Rights

For a period of 24 months following the issuance of the Series A Preferred Stock, holders of such stock are entitled to pre-emptive rights to subscribe for additional shares of common stock in the event we wish to issue any shares of capital stock or securities convertible into or exchangeable for our capital stock at a price less than the Liquidation Preference to any person

(a “Dilutive Issuance”). If a Dilutive Issuance occurs on or prior to the date that is 270 days after the issuance of the Series A Preferred Stock, then holders of such stock are entitled to subscribe for a number of new shares of common stock equal to the proportion of outstanding common stock beneficially owned by the holder and certain permitted transferees (on a fully diluted basis) at the same price and on the same terms and conditions as the Dilutive Issuance. If a Dilutive Issuance occurs after such date, but within the 24-month-period following the issuance of the Series A Preferred Stock, then holders of such stock are entitled to subscribe for a number of new shares of common stock that is double the proportion of outstanding common stock beneficially owned by the holder and certain permitted transferees (on a fully diluted basis) at the same price and on the same terms and conditions as the Dilutive Issuance.

The foregoing pre-emption rights do not apply to (i) issuances pursuant to any employee, director or consultant benefit plan, (ii) the issuance of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of issuance of the Series A Preferred Stock, (iii) a sub-division of the outstanding shares of common stock into a larger number of shares of common stock and (iv) the issuance of capital stock as consideration for a merger, acquisition, joint venture, strategic alliance or similar non-financing transaction. The holders of the Series A Preferred Stock have notified us that they will not exercise their pre-emption rights in connection with the issuance and sale of shares of common stock contemplated by this prospectus supplement.

Registration Rights Agreements

On May 30, 2003, we entered into the 2003 Registration Rights Agreement with Mitchell P. Rales and Steven M. Rales in connection with the issuance of 29,195,885 shares of common stock. On January 24, 2012, we entered into the 2012 Registration Rights Agreements with each of the Investors in connection with the issuance and sale of (i) 14,756,945 shares of common stock and 13,877,552 shares of newly created Series A Preferred Stock to the BDT Investor, (ii) 2,170,139 shares of common stock to Mitchell P. Rales, (iii) 2,170,139 shares of common stock to Steven M. Rales and (iv) 1,085,070 shares of common stock to Markel Corporation. The Investors have registration rights under the Registration Rights Agreements as follows:

Shelf Registration and Demand Registration

The Investors have shelf registration rights under the Registration Rights Agreements. Under the 2003 Registration Rights Agreement, holders of at least 30% of the registrable shares covered by the 2003 Registration Rights Agreement can, under certain conditions, request that we file up to two registration statements registering all or a portion of their registrable shares, provided that the net offering price for such registration is at least $5,000,000. Under the 2012 Registration Rights Agreement, we must, no later than three months after January 24, 2012, file a registration statement covering the resale of the registrable shares covered by the 2012 Registration Rights Agreement. We have satisfied this requirement by filing a shelf registration statement on Form S-3 on February 23, 2012, and a prospectus supplement on April 24, 2012 for the resale of certain of the registrable shares. If we do not maintain the effectiveness of the shelf registration statement, the Investors each may require us to register the number of Registrable Securities beneficially owned by such Investor or any permitted transferee of Registrable Securities under the Securities Act, subject to certain limitations.

Piggyback Registration

If at any time we have determined to file a registration statement in connection with an offering of any of our equity securities, with certain exceptions, we will give the Investors notice of such registration and include in such registration all securities held by the Investor or any permitted transferee of registrable securities, included by such persons in a written request, subject to certain customary cut-backs.

Expenses

We will pay all fees and expenses in connection with the registration rights set forth above, including, under the 2012 Registration Rights Agreement, the reasonable fees or disbursements of one counsel for each of the Investors or his or its permitted transferees, as selling holders of the registrable securities, but excluding any other expenses of the selling holders or underwriting commissions.

Indemnification

Subject to certain qualifications and limitations, we will indemnify each of the Investors and any permitted transferee of registrable securities and their officers, directors, employees and each underwriter and certain related parties for losses they incur as a result of acts or omissions by us or our subsidiaries in connection with any such registration.

Registrable Shares of Common Stock

Shares cease to be registrable securities when (i) a registration statement with respect to the sale by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public in accordance with Rule 144 under the Securities Act or are able to be sold pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A) without volume, manner of sale or notice limitations or requirements or (iii) they shall have ceased to be outstanding.

Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 defines an “interested stockholder” as:

•	any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation; and

•	any entity or person affiliated with or controlling or controlled by the entity or person.

Although the BDT Investor holds more than 20% of our outstanding voting stock, this provision of Delaware law does not apply to it.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve, even if a change in control would be beneficial to the interests of our stockholders.

Certificate of Incorporation and Bylaws Provisions

Majority Voting Provisions for Director Elections

Under our Bylaws, election of directors will be by a majority of votes cast, or a plurality in the event that, as of the tenth day preceding the day notice of the meeting at which directors are to be elected has been mailed to stockholders, the number of director nominees exceeds the number of directors to be elected. A director who fails to achieve a majority of votes cast in an uncontested election will be required to offer irrevocably to resign from the Board of Directors, and the remaining directors will determine whether to accept the resignation. Vacancies created by resignations or otherwise may be filled by vote of the remaining directors.

Number of Directors; Removal; Filling Vacancies

Our Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors comprising the entire Board of Directors will be fixed from time to time by action of not less than a majority of the directors then in office. The number may not be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, the Bylaws provide that, subject to any rights of holders of preferred stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board of Directors (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board of Directors could prevent any stockholder from enlarging the Board and filling the new directorships with that stockholder’s own nominees.

Limitation on Special Meeting; No Stockholder Action by Written Consent

The Certificate of Incorporation and the Bylaws provide that (subject to the rights, if any, of holders of any class or series of preferred stock then outstanding) (i) only the chairman of the Board or a majority of the Board of Directors will be able to call a special meeting of stockholders; (ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors; and (iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board of Directors, except at an annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders.

This procedure provides that, subject to the rights of any holders of preferred stock, only persons who are nominated by or at the direction of the Board of Directors, any committee appointed by the Board of Directors, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure provides that at an annual meeting only that business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors, any committee appointed by the Board of Directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring that business before the meeting. Under the procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting generally must be received by the secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (although under certain circumstances the notice period may differ). A stockholder’s notice proposing to nominate a person for election as director must contain specific information about the nominating stockholder and the proposed nominee. A stockholder’s notice relating to the conduct of business other than the nomination of directors must contain specific information about the business and about the proposing stockholder. If the chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the procedure, the person will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

By requiring advance notice of nominations by stockholders, this procedure affords our Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about his qualifications. By requiring advance notice of other proposed business, the procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, provides the Board of Directors with an opportunity to inform stockholders, prior to the meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to the Board’s position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend the meeting or to grant a proxy regarding the disposition of the business.

Although the Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us or our stockholders.

Limitation of Liability of Directors

Our Bylaws provide that we must indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services provided to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management. See “—Limitation of Liability and Indemnification.”

Limitation of Liability and Indemnification

Our Certificate of Incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our Bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law. We may limit the extent of this indemnification by individual contracts with our directors and executive officers. Furthermore, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by any director or executive officer or any proceeding by any director or executive officer against us or our directors, officers, employees or other agents, unless indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.

We have entered into agreements with our directors and certain of our executive officers to give the directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Bylaws and to provide additional procedural protections.

At present, there is no pending litigation or proceeding involving a director, officer or employee of our company for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so. We have directors’ and officers’ liability insurance.

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “CFX.”

UNDERWRITING (CONFLICTS OF INTEREST)

We have entered into an underwriting agreement with the selling stockholders and Deutsche Bank Securities Inc., as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, on a several and not joint basis, and the each of the underwriters has severally agreed to purchase, the shares of common stock indicated in the following table at the price set forth on the front cover page of this prospectus supplement.

Underwriter	Number of Shares
Deutsche Bank Securities Inc.
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The underwriting agreement provides that the obligations of the underwriters to take and pay for the shares are subject to a number of conditions, including, among others, the accuracy of our representations and warranties in the underwriting agreement, receipt of specified letters from counsel and Colfax’s and Soldex’s independent registered public accounting firms, and receipt of specified officers’ certificates.

The underwriters have an option to buy up to an additional 500,000 shares of common stock from us and an additional 1,000,000 shares of common stock from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

We have been advised that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares, the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $            .

The following table shows the underwriting discounts to be paid to the underwriters by us and the selling stockholders and the proceeds, before expenses, to us and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional 1,500,000 shares of common stock.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Proceeds to the selling stockholders	$	$	$	$

We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Deutsche Bank Securities Inc. for a period of 90 days after the date of this prospectus supplement.

All of our directors and executive officers and certain holders of our common stock, including the selling stockholders, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of at least 90 days after the date of this prospectus supplement, has agreed that such person or entity will not, without the prior written consent of Deutsche Bank Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, subject to certain exceptions. In addition, our directors and executive officers and certain holders of our common stock have agreed that, without the prior written consent of Deutsche Bank Securities Inc. on behalf of the underwriters, they will not, during the period ending 90 days after the date of the prospectus supplement, make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the New York Stock Exchange under the symbol “CFX.”

In connection with this offering the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering, or “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, it will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities, as well as other purchases by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us, for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities or instruments.

Deutsche Bank AG New York Branch, an affiliate of Deutsche Bank Securities Inc., is the administrative agent, collateral agent, swing line lender, L/C issuer and a lender under, and affiliates of certain of the other underwriters are lenders under, our senior credit facility.

Conflict of Interest

As described in “Use of Proceeds,” the net proceeds from this offering may be used to repay indebtedness, including indebtedness under our senior credit facility. Because certain affiliates of the underwriters are lenders under our senior credit facility and because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of one or more underwriters, which underwriter or underwriters are participating in this offering and are members of FINRA, this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The company, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Qatar

The securities described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Saudi Arabia

No offering, whether directly or indirectly, will be made to an investor in the Kingdom of Saudi Arabia unless such offering is in accordance with the applicable laws of the Kingdom of Saudi Arabia and the rules and regulations of the Capital Market Authority, including the Capital Market Law of the Kingdom of Saudi Arabia. The securities will not be marketed or sold in the Kingdom of Saudi Arabia by us or the underwriters.

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation issued by the Saudi Arabian Capital Market Authority. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities may not be offered to the public in the UAE and/or any of the free zones.

The securities may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

VALIDITY OF THE COMMON STOCK

Gibson, Dunn & Crutcher LLP will pass upon the validity of the common stock. Shearman & Sterling LLP will pass upon certain matters for the underwriters.

EXPERTS

The consolidated financial statements of Colfax Corporation appearing in Colfax Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedule appearing therein), and the effectiveness of Colfax Corporation’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Soldex S.A. (formerly Soldaduras Peruanas S.A.) appearing in Colfax’s amended Current Report on Form 8-K/A filed January 16, 2013 have been audited by Medina, Zaldívar, Paredes & Asociados, independent auditor, as set forth in their report thereon, including therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Medina, Zaldívar, Paredes & Asociados pertaining to such financial statements as of the date on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-179650) with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, DC 20549, and you may obtain copies from the SEC at prescribed rates.

Statements contained in this prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, http://ir.colfaxcorp.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at http://ir.colfaxcorp.com. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 19, 2013 (File No. 001-34045);

•	Our Quarterly Report on Form 10-Q for the three months ended March 29, 2013 filed with the SEC on April 25, 2013 (File No. 001-34045);

•	Our Current Reports on Form 8-K filed with the SEC on January 16, 2013, February 25, 2013 and March 8, 2013 (File No. 001-34045);

•	Our Proxy Statement filed with the SEC on April 5, 2013 (File No. 001-34045);

•

The description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A registration statement, filed with the SEC on May 5, 2008 (File No. 001-34045), registering our common stock pursuant to Section 12(b) of the Exchange Act, including any and all amendments and reports filed under Section 13(a) or 15(d) of the Exchange Act for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Colfax	Corporation
ATTN:	Corporate Secretary
8170	Maple Lawn Boulevard, Suite 180
Fulton,	Maryland 20759
(301)	323-9000

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with other information.

PROSPECTUS

COLFAX CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our senior or subordinated debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior or subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CFX.” The senior or subordinated debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759. Our telephone number is (301) 323-9000.

Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2012

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, DC 20549, and you may obtain copies from the SEC at prescribed rates.

Statements contained in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, http://ir.colfaxcorp.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at http://ir.colfaxcorp.com. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “registrant,” “we,” “us,” and “our” refer to Colfax Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 23, 2012 (File No. 001-34045);

•	Our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 6, 2012, January 17, 2012 and January 30, 2012 (File No. 001-34045);

•	Our Proxy Statement filed on April 15, 2011 (File No. 001-34045);

•

The Consolidated Financial Statements of Charter International plc and the Colfax Corporation Unaudited Pro Forma Condensed Combined Financial Information in our Proxy Statement filed with the SEC on December 19, 2011 (File No. 001-34045);

1

•

The description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A registration statement, filed with the SEC on May 5, 2008 (File No. 001-34045), registering our common stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any and all amendments and reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Colfax Corporation

ATTN: Corporate Secretary

8170 Maple Lawn Boulevard, Suite 180

Fulton, Maryland 20759

(301) 323-9000

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with other information.

2

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders. Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include repayment of debt, acquisitions, additions to working capital and capital expenditures.

R ATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges and our historical ratios of earnings to fixed charges and dividends on preferred stock for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Years Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	3.65x	4.37x	4.68x	1.44x	6.06x
Ratio of earnings to fixed charges and dividends on preferred stock	3.65x	4.37x	4.68x	1.15x	2.70x

Earnings available for fixed charges represent income before income taxes and fixed charges before dividends on preferred stock. Fixed charges represent interest expense, including amortization of deferred financing costs, the interest portion of rental payment and, in the case of the ratios of earnings to fixed charges and dividends on preferred stock, dividends on preferred stock.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the senior or subordinated debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units that may be offered under this prospectus.

Any senior debt securities offered under this prospectus will be governed by a senior debt indenture, and any subordinated debt securities offered under this prospectus will be governed by a subordinated debt indenture. The forms of both indentures have been filed as exhibits hereto.

S ELLING SECURITY HOLDERS

We will set forth information about selling security holders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Colfax Corporation appearing in Colfax Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein), and the effectiveness of Colfax Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3

The consolidated financial statements of Charter International plc appearing in Colfax Corporation’s Proxy Statement filed with the SEC on December 19, 2011 have been audited by PricewaterhouseCoopers LLP, independent auditor, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of PricewaterhouseCoopers LLP pertaining to such financial statements as of the date given on the authority of such firm as experts in accounting and auditing.

4

10,000,000 Shares

Common Stock

Prospectus

Deutsche Bank Securities

May    , 2013